Exhibit 16.1
February 28, 2019
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 22, 2019, of Innoviva, Inc. and are in agreement with the statements contained within paragraphs one through four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP